Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Announces Record Quarter Driven by 16% Inside Sales Increase

Ankeny, IA, September 7, 2011 – Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported basic earnings per share of $1.04 for the first quarter of fiscal 2012 ended July 31, 2011 compared to $0.73 for the first quarter a year ago. Basic earnings per share were up 28.4% after adjusting prior year’s results for fees associated with the hostile takeover attempt by Alimentation Couche-Tard, Inc. “We are off to a great start for fiscal 2012 with a record quarter, due in part by operating 132 more stores this quarter versus last year’s first quarter,” said President and CEO Robert J. Myers. “The features of the new store design are proving to be very popular with our customers and are driving inside sales. We will continue to incorporate these features in our new store construction, replacements, remodels, and acquisitions.”

Gasoline – The Company’s annual goal is to increase same-store gallons 1% with an average margin of 13.5 cents per gallon. For the first quarter, same-store gallons sold were down 2.7%, however the average margin was 17.2 cents per gallon. “The average retail price of fuel increased over 39% from last year, which adversely impacted same store gallons sold,” said Myers. “Fortunately the gas margin environment continues to be strong.” Total gallons sold for the quarter were up 6% to 380.1 million gallons.

Grocery and Other Merchandise – Casey’s annual goal is to increase same-store sales 5.8% with an average margin of 32.8%. For the quarter, same store sales were up 6.2% with an average margin of 32.5%. “Operating more stores as well as favorable weather enabled us to achieve a 15.1% increase in grocery and other merchandise sales,” stated Myers. “However, margins are still being impacted by a competitive cigarette market and a shift to larger pack purchases for beer.” Total sales for the quarter were $365.2 million and gross profit rose 14.1% to $118.7 million.

Prepared Food & Fountain – The goal for fiscal 2012 is to increase same-store sales 7.7% with an average margin of 61.8%. For the first quarter, same store sales were up 15.3% with an average margin of 61.2%. Commodity pressures, particularly cheese and coffee, caused the margin shortfall. “The addition of made-to-order sub sandwiches and expanded coffee continues to enhance prepared food sales,” said Myers. “We have both of these programs in approximately 20% of our store base right now and are looking to add more.” Total sales for the category were up 21% to $123.8 million, gross profit increased over 16% to $75.8 million.

Operating Expenses – For the first quarter, operating expenses were $171.4 million compared to $152.4 million for the first quarter a year ago. Operating expenses increased 17.3% after adjusting prior year’s expenses for the $6.2 million in legal and advisory fees associated with the hostile takeover attempt. “Operating more stores along with a $7.8 million increase in credit card fees and fuel expense combined were very impactful to operating expenses,” stated Myers.

Expansion – The Company’s annual goal is to increase the number of stores 4-6%. The Company acquired 27 stores and completed 2 new store construction projects in the first quarter, bringing the store count to 1,665. “Our disciplined acquisition strategy has enhanced shareholder value over the years,” stated Myers. “We will continue this diligent approach to future store growth and are optimistic about achieving this year’s goal.” The Company also has 15 new stores under construction and 6 stores under written agreement to purchase.

Dividend – At its September meeting, the Board of Directors declared a quarterly dividend of $0.15 per share. The dividend is payable November 15, 2011 to shareholders of record on November 1, 2011.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended July 31,
	2011	2010
Total revenue	$1,873,832	$1,362,027
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,607,050	1,128,056

Gross profit	266,782	233,971
Operating expenses	171,416	152,386
Depreciation and amortization	22,895	19,563
Interest, net	8,934	2,527

Earnings before income taxes	63,537	59,495
Federal and state income taxes	24,146	22,209

Net earnings	$39,391	$37,286

Earnings per common share

Basic	$1.04	$.73

Diluted	$1.03	$.73

Basic weighted average shares outstanding	38,024,376	50,946,829
Plus effect of stock options	307,838	282,287

Diluted weighted average shares outstanding	38,332,214	51,229,116

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	July 31, 2011	April 30, 2011
Assets
Current assets
Cash and cash equivalents	$139,017	$59,572
Receivables	22,337	20,154
Inventories	163,942	159,200
Prepaid expenses	2,439	1,180
Deferred income taxes	11,195	10,405
Income taxes receivable	—	43,376

Total current assets	338,930	293,887

Other assets, net of amortization	11,817	11,721
Goodwill	104,206	88,042
Property and equipment, net of accumulated depreciation of $797,914 at July 31, 2011, and of $777,342 at April 30, 2011	1,254,103	1,217,305

Total assets	$1,709,056	$1,610,955

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$600
Current maturities of long-term debt	1,002	$1,167
Accounts payable	245,808	215,675
Accrued expenses	92,460	77,058
Income taxes payable	5,194	—

Total current liabilities	344,464	294,500

Long-term debt, net of current maturities	678,653	678,680
Deferred income taxes	213,502	203,078
Deferred compensation	13,857	13,858
Other long-term liabilities	18,938	16,943

Total liabilities	1,269,414	1,207,059

Total shareholders’ equity	439,642	403,896

Total liabilities and shareholders’ equity	$1,709,056	$1,610,955

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Three months ended 7/31/11	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total

Sales	$1,377,914	$365,171	$123,843	$6,904	$1,873,832
Gross profit	$65,320	$118,729	$75,843	$6,890	$266,782
Margin	4.7%	32.5%	61.2%	99.8%	14.2%

Gasoline gallons	380,096

Three months ended 7/31/10

Sales	$936,654	$317,206	$102,382	$5,785	$1,362,027
Gross profit	$58,906	$104,025	$65,270	$5,770	$233,971
Margin	6.3%	32.8%	63.8%	99.7%	17.2%

Gasoline gallons	358,590

Gasoline Gallons
Same-store Sales Growth
	Q1	Q2	Q3	Q4	Fiscal Year
F2012	-2.7%
F2011	1.5	3.6%	3.5%	-1.9%	1.6%
F2010	3.2	-0.7	-2.9	0.2	-0.1

Grocery & Other Merchandise
Same-store Sales Growth
	Q1	Q2	Q3	Q4	Fiscal Year
F2012	6.2%
F2011	2.0	6.9%	5.8%	4.8%	4.6%
F2010	6.4	1.9	1.7	3.1	3.3

Prepared Food & Fountain
Same-store Sales Growth
	Q1	Q2	Q3	Q4	Fiscal Year
F2012	15.3%
F2011	2.4	7.2%	10.5%	11.8%	7.7%
F2010	6.6	3.4	1.4	5.3	4.2

Gasoline Margin
(Cents per gallon, excluding credit card fees)
	Q1		Q2		Q3		Q4		Fiscal Year

F2012	17.2	¢
F2011	16.4		14.9	¢	13.9	¢	15.6	¢	15.2	¢
F2010	15.7		14.3		12.4		13.1		13.9

Grocery & Other Merchandise
Margin
	Q1	Q2	Q3	Q4	Fiscal Year

F2012	32.5%
F2011	32.8	32.9%	30.9%	32.1%	32.2%
F2010	34.3	34.1	32.7	33.1	33.6

Prepared Food & Fountain
Margin
	Q1	Q2	Q3	Q4	Fiscal Year

F2012	61.2%
F2011	63.8	62.7%	62.1%	60.2%	62.2%
F2010	63.8	64.6	62.8	64.1	63.8

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 8, 2011. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.